Exhibit No. 99.1

NEWS RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Stephen D. Conner 704-731-4205	Headen B. Thomas 704-731-4438

For Immediate Release – 10/1/2002

PIEDMONT NATURAL GAS COMPLETES PURCHASE
OF NORTH CAROLINA GAS SERVICE FROM NUI CORPORATION

CHARLOTTE, NC — Piedmont Natural Gas (NYSE:PNY) has closed on its purchase of North Carolina Gas Service (NCGS), the North Carolina natural gas distribution division of NUI Corporation, for approximately $26 million, subject to post-closing adjustment. The agreement on the sale was announced May 15 and has received all necessary regulatory approvals. NCGS serves approximately 14,000 customers in Rockingham and Stokes counties, which are contiguous to Piedmont’s existing service territory.

The purchase is consistent with Piedmont’s core business growth strategy, which includes pursuing acquisitions and business ventures in the growing southeastern markets. “We are very proud to include the former customers of NCGS among the 455,000 customers we now serve in North Carolina,” commented Piedmont Chief Executive Officer Ware Schiefer. “All of us at Piedmont remain committed to meeting or exceeding our customers expectations, and to becoming meaningful contributors to the new communities we now serve as a result of this acquisition.”

NUI and Piedmont have planned a smooth transition to ensure that customers of NCGS will not experience any inconveniences as a result of the sale. Piedmont began serving North Carolina Gas customers immediately upon completion of the sale, and is immediately sending letters to all former NCGS customers informing them of the change in ownership. Until future notice, former customers of North Carolina Gas Service may use the same telephone numbers that they are used to calling for gas service, emergency or billing questions.

Piedmont Natural Gas is an energy and services company primarily engaged in the distribution of natural gas to 725,000 residential, commercial and industrial customers in North Carolina, South Carolina and

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Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. Piedmont is also invested in a number of non-utility, energy-related businesses including companies involved in unregulated retail natural gas and propane marketing, and interstate and intrastate natural gas storage and transportation. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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